Exhibit 10.3

EMPLOYMENT AGREEMENT

Second Amended and Restated

Employment Agreement

The employment agreement (the “Original Agreement”) entered into on August 22, 2006, amended on September 8, 2006, effective as of September 14, 2006, and further amended and restated on December 15, 2008, is hereby amended and restated, as of the 27th day of October, 2010 (the “Effective Date”), as the Second Amended and Restated Employment Agreement (the “Agreement”), by and among David L. Calhoun (the “Executive”) and Nielsen Holdings (as such term is defined below), The Nielsen Company B.V., a Netherlands corporation (“The Nielsen Company”), and TNC (US) Holdings, Inc. (formerly VNU, Inc.), a Delaware corporation (the “U.S. Entity” and, together with The Nielsen Company B.V. and Nielsen Holdings, the “Company”).

RECITALS

It is the desire of the Company to assure itself of the continued services of the Executive by continuing to engage the Executive to perform services under the terms hereof.

The Company and the Executive wish to amend and restate the Original Agreement in connection with the contemplated initial public offering of Common Stock of Nielsen Holdings.

The Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.	Certain Definitions

(a)	“2010 Equity Plan” shall mean Nielsen Holdings 2010 Stock Incentive Plan (or any successor plan), as the same may be amended from time to time.

(b)	“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act; provided that, with respect to the Company, Affiliate shall not include any Principal Stockholder or any portfolio companies of the relevant Principal Stockholder.

(c)	“Agreement” shall have the meaning set forth in the preamble hereto.

(d)	“Annual Base Salary” shall have the meaning set forth in Section 3(a).

(e)	“Annual Bonus” shall have the meaning set forth in Section 3(b).

(f)	“Applicable Percentage” shall mean, as of the date of the Executive’s termination of employment for any reason, a fraction, the numerator of which is equal to the number of days remaining between such date of termination and the next December 31, and the denominator of which shall be equal to 365.

(g)	“Benefit Amount” shall mean amount equal to two times the sum of (i) the Annual Base Salary, as in effect for the year in which such termination occurs, and (ii) the greater of (A) the Annual Bonus earned by the Executive in respect of the Fiscal Year that immediately preceded the Fiscal Year in which the Date of termination occurs or (B) the Annual Bonus which was determined in the discretion of the Compensation Committee and payable to the Executive in respect of the 2010 Fiscal Year.

(h)	“Board” shall mean the Board of Directors of Nielsen Holdings.

(i)	“Bonus Repayment Amount” shall mean the net after-tax amount of the applicable gross repayment amount due to Nielsen Holdings under Section 3(c)(ii)(b) below based on the Executive’s marginal 2010 federal, state and local income tax rates and the applicable payroll and similar tax rates applicable to the payment of taxes by the Executive on the Signing Bonus.

(j)	The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i)	The Executive’s willful misconduct with regard to the Company that results in a significant adverse impact on the Company; provided that no act or failure to act on the Executive’s part will be considered “willful” unless done, or omitted to be done, by the Executive not in good faith or without reasonable belief that his action or omission was in the best interests of the Company;

(ii)	The Executive being indicted for, convicted of, or pleading nolo contendere to, a felony or intentional crime involving material dishonesty other than, in any case, vicarious liability or traffic violations;

(iii)	The Executive’s conduct involving the use of illegal drugs in the workplace;

(iv)	The Executive’s failure to attempt in good faith to follow a lawful directive of the Board within ten (10) days after written notice of such failure; and/or

(v)

The Executive’s breach of Sections 6 or 7(a), gross breach of Section 8, or breach of the Management Stockholder’s Agreement or the Executive’s other agreements with the Company, which continues beyond ten (10) days after written demand for substantial performance is delivered to the Executive by the Company (to the extent that, in the reasonable judgment of the Board, such breach can be cured by the Executive), so long as the breach (which shall be deemed to refer to all breaches in this paragraph) is (A) material and (B) results in a significant adverse impact on the Company; provided that the foregoing reference to other agreements shall not apply to any agreement, policy or similar standard agreement that is utilized by the Company on a basis beyond an individually negotiated agreement with the Executive.

The Executive shall not be terminated for “Cause” unless reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board, and thereafter whether or not an event giving rise to “Cause” has occurred will be determined by the Board reasonably and in good faith; provided that any such determination by the Board shall be subject to de novo review by the arbitrator pursuant to Section 23 based on the facts thereof.

(k)	“Change in Control” shall mean any transaction (including, without limitation, any merger, consolidation or sale of assets or equity interests, or any acquisition of stock in the open market or otherwise) the result of which is that any Person or “group” (as defined within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act), other than any of the Principal Stockholders or their Affiliates, obtains (i) direct or indirect beneficial ownership of more than fifty (50) percent of the voting rights of Lux Holdco, or any entity which is wholly-owned, directly or indirectly, by Lux Holdco and which has materially the same direct or indirect ownership of all direct and indirect subsidiaries of Lux Holdco as does Lux Holdco, or (ii) all or substantially all of the assets of the Group.

(l)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(m)	“Common Stock” shall mean ordinary shares of Nielsen Holdings.

(n)	“Company” shall have the meaning set forth in the preamble hereto.

(o)	“Company SERP” shall have the meaning set forth in Section 3(e).

(p)	“Compensation Committee” means the compensation committee of the Board.

(q)	“Competitive Entity” shall have the meaning set forth in Section 6(a)(i).

(r)	“Date of Termination” shall mean the date on which the Executive’s employment with the Company ceases in accordance with the other terms of this Agreement, and subject to Section 12(d).

(s)	“Delay Period” shall have the meaning set forth in Section 12(b).

(t)	A “Disability” shall have occurred when the Executive has been unable to perform his material duties because of physical or mental incapacity for a period of at least 180 consecutive days, as determined by a medical doctor mutually agreed upon by the parties hereto.

(u)	“Effective Date” shall have the meaning set forth in the preamble hereto.

(v)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(w)	“Executive” shall have the meaning set forth in the preamble hereto.

(x)	“Executive Board” shall mean the Executive Board of Directors of the U.S. Entity.

(y)	“Fiscal Year” shall mean any given fiscal year of Nielsen Holdings.

(z)	“Going Private CIC” shall mean a transaction which, if consummated, will result in a Change in Control wherein, immediately after the closing of such transaction, none of Nielsen Holdings, The Nielsen Company, the U.S. Entity, nor any successor or parent entity thereof has equity securities that are publicly traded on a national or international exchange (or the equivalent).

(aa)	The Executive shall have “Good Reason” to resign his employment upon the occurrence of any of the following:

(i)	Failure of the Company to continue the Executive in the position of Chief Executive Officer of Nielsen Holdings or in the position of Chairman of the Executive Board and Chairman of the Board, provided that failure to elect or appoint the Executive, or to continue the Executive’s election or appointment, as Chairman of the Board shall not constitute “Good Reason” if prohibited by, or impracticable under, law or prevailing corporate practice;

(ii)	A material diminution in the nature or scope of the Executive’s responsibilities, duties or authority with the Company, provided, however, that for the avoidance of doubt, the parties agree that the occurrence of a “Change in Control” alone shall not constitute “Good Reason” so long as the Executive continues to serve as the principal executive officer of the surviving entity of such Change in Control or, if there is a parent entity of such surviving entity, the principal executive officer thereof; and further provided, that the parties acknowledge that a Going Private CIC will constitute “Good Reason” as a result of a material diminution under this subpart (ii) if it occurs after Nielsen Holdings, The Nielsen Company, the U.S. Entity or a successor or parent entity has equity securities that are publicly traded on a national or international exchanges (or the equivalent).

(iii)	The Company’s material breach of this Agreement or other agreements with the Executive which results in a significant adverse impact upon the Executive;

(iv)	The Executive is not nominated for election as a director to the Board, is not elected to the Board or the Executive Board, re-elected to the Board or the Executive Board, or is removed from the Board or the Executive Board; provided that failure to nominate or elect the Executive as a director to the Board or the Executive Board shall not constitute “Good Reason” if prohibited by, or impracticable under, law or prevailing corporate practice;

(v)	The relocation by the Company of the Executive’s primary place of employment with the Company to a location outside of New York City, Westchester, New York or Fairfield County, Connecticut;

(vi)	The failure of the Company to obtain the assumption in writing delivered to the Executive of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company; or

(vii)	The failure of the Company to timely pay to the Executive any significant amounts due under the terms of this Agreement;

Subject to Section (4)a(v) hereof, in any case of the foregoing that remains uncured after ten (10) business days after the Executive has provided the Company written notice that the Executive believes in good faith that such event giving rise to such claim of Good Reason has occurred, so long as such notice is provided within ninety (90) days after such event has first occurred.

(bb)	“Group” shall mean Lux Holdco and any of its direct and indirect subsidiaries and Affiliates (including, without limitation, Nielsen Holdings and the U.S. Entity), together with any successor thereto.

(cc)	“Lux Holdco” shall mean Valcon Acquisition Holding (Luxembourg) S.à.r.l., a private limited company incorporated under the laws of Luxembourg.

(dd)	“Management Stockholder’s Agreement” shall mean that certain Management Stockholder’s Agreement entered into by and between the Executive and Valcon Acquisition Holding B.V. dated November 22, 2006, as amended from time to time.

(ee)	“New Business” shall have the meaning set forth in Section 6(a)(i).

(ff)	“Nielsen Holdings” shall mean Nielsen Holdings B.V., a Netherlands entity, prior to the first date upon which the shares of common stock of the Company are listed (or approved for listing) upon notice of issuance on any national securities exchange, and on and after this first date, “Nielsen Holdings” shall mean Nielsen Holdings N.V., a Netherlands entity.

(gg)	“Notice of Termination” shall have the meaning set forth in Section 4(b).

(hh)	“Person” shall mean an individual, partnership, corporation, limited company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(ii)	“Prior Employer” shall mean the Executive’s employer as of August 22, 2006.

(jj)	“Prior SERP” shall mean the supplemental executive retirement plan provided by the Prior Employer for the benefit of the Executive.

(kk)	“Principal Stockholders” shall mean each of the “Investors” (as defined in the Shareholders’ Agreement), but in any event shall include each of AlpInvest Partners, The Blackstone Group, The Carlyle Group, Hellman & Friedman, Kohlberg Kravis Roberts & Co, and Thomas H. Lee Partners, or their successors, so long as they remain investors under the Shareholders’ Agreement.

(ll)	“Proprietary Information” shall have the meaning set forth in Section 7.

(mm)	“Pro-Rate Factor” shall mean a fraction, (i) the numerator of which is equal to the number of days that the Executive is employed by the Company during the calendar year in which the Executive’s employment with such employer commences or terminates, as applicable, and (ii) the denominator of which is the number of days in such calendar year.

(nn)	“Related Agreements” shall have the meaning set forth in Section 18.

(oo)	“Section 409A” shall have the meaning set forth in Section 12(a).

(pp)	“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

(qq)	“Severance Period” shall mean the period beginning on the Date of Termination and ending on the earlier to occur of (i) the second anniversary of the Date of Termination, or (ii) the first date of the Executive’s violation of any covenant contained in Sections 6 or 7(a) or gross violation of any covenant contained in Section 8, which, in each case, the violation is (A) material and (B) results in a significant adverse impact on the Company and has not been corrected within ten (10) days of receipt of written notice by the Executive.

(rr)	“Shareholders’ Agreement” shall have the meaning ascribed to it in the 2010 Equity Plan.

(ss)	“Signing Bonus” shall have the meaning set forth in Section 3(c).

(tt)	“Signing Bonus Installment” shall have the meaning set forth in Section 3(c).

(uu)	“Term” shall have the meaning set forth in Section 2(b).

(vv)	“U.S. Entity” shall have the meaning set forth in the preamble hereto.

2.	Employment

(a)	Employment. The Company shall continue to employ the Executive and the Executive shall continue his employment with the Company for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)	Term. The term of employment under this Agreement (the “Term”) is for the period commencing on the Effective Date and ending on December 31, 2014, unless earlier terminated as provided in Section 4.

(c)	Position and Duties.

(i)	The Executive shall continue to serve as Chief Executive Officer of The Nielsen Company B.V. and TNC (US) Holdings, Inc. The Executive shall also continue to serve as Chief Executive Officer of Nielsen Holdings, with the responsibilities, duties and authority customarily associated with such position in a company the size and nature of the Company and such other responsibilities, duties and authority commensurate with such position, as may from time to time be assigned to the Executive by the Board. Such duties, responsibilities and authority may include services as chairman of the Executive Board of The Nielsen Company B.V. and chairman of the boards of directors or chief executive officer for one or more members of the Group. The Executive shall report to the Board. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company, and the Executive shall not serve on any corporate, industry or civic boards or committees without the prior consent of the Board; provided that the Executive shall be permitted to continue to serve in the positions set forth on Exhibit A attached hereto, and on any charitable board, so long as such service on any such corporate, industry, civic or charitable board, does not meaningfully interfere with the Executive’s duties hereunder or violate any covenant contained in Section 6, 7, or 8.

(ii)	As of the Effective Date, the Executive serves as chairman of the Executive Board. During the Term, the Executive Board shall propose the Executive for reelection to the Executive Board, and Nielsen Holdings shall cause the Executive to be re-elected to such Executive Board.

(iii)	At all times, Executive shall be chairman of the Board, unless otherwise prohibited by law or impracticable under prevailing corporate practice.

(iv)	The Executive’s principal place of employment shall be the offices of the U.S. Entity in Wilton, Connecticut.

3.	Compensation and Related Matters

(a)	Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate as of the Effective Date of $1,625,000 per annum, and which shall be paid in accordance with the customary payroll practices of the Company (as increased from time to time, the “Annual Base Salary”). The rate of the Annual Base Salary shall be reviewed annually by the Compensation Committee and may be increased, but not decreased, upon such review.

(b)	Annual Bonus. With respect to each of the Fiscal Years that end during the Term, the Executive shall be eligible to receive an annual cash bonus as a participant in the bonus fund under the Company’s Executive Annual Incentive Plan, as amended from time to time (such bonus, the “Annual Bonus”). The Board shall make all qualitative determinations necessary under the Executive Annual Incentive Plan, including, but not limited to, an assessment of the Executive’s individual performance, when determining the amount of the Annual Bonus. The Annual Bonus shall be paid in the calendar year following the calendar year in which it is earned. The Company acknowledges and agrees that the Executive’s Annual Bonus amount payable in respect of the 2009 Fiscal Year was $2,500,000, and the Company further acknowledges and agrees that such Annual Bonus shall be the reference point that the Compensation Committee shall use to determine the Annual Bonus payable to the Executive in respect of the 2010 Fiscal Year.

(c)	Signing Bonuses.

(i)	Initial Signing Bonus.

a.	The Executive shall receive a signing bonus of $10,613,699 (the “Signing Bonus”), paid in installments (each, a “Signing Bonus Installment”) on the last day of each of the calendar years 2006 through 2011, subject, except as set forth below, to the Executive’s continuous employment with the Company through the applicable payment date.

b.	Each Signing Bonus Installment shall be an amount equal to $10,613,699, multiplied by a fraction, (A) the numerator of which is equal to the number of days during the applicable calendar year that the Executive is employed by the Company, and (B) the denominator of which is equal to the total number of days from the Effective Date through December 31, 2011; provided that the amount of the Signing Bonus Installment paid on December 31, 2006, shall be offset by any amount in excess of $1,513,562 that was received by the Executive from the Prior Employer in respect of his 2006 cash incentive bonus in respect of 2006 (the “2006 Prior Bonus”).

c.	Upon a termination of the Executive’s employment hereunder prior to an applicable payment date, (A) the Executive shall receive an amount equal to the Signing Bonus Installment due on the next applicable payment date, paid at such time it would otherwise have been paid if the Executive continued employment, multiplied by a fraction, (1) the numerator of which is equal to the number of days that the Executive is employed by the Company during the year in which such termination occurs, and (2) the denominator of which is 365, and (B) any remaining unpaid portion of the Signing Bonus shall thereupon be forfeited.

(ii)	2010 Signing Bonus.

a.	Within ten (10) business days after the Effective Date, the Company shall pay the Executive a cash lump sum payment equal to $6,000,000 (the “2010 Signing Bonus”).

b.	Subject in each case to the provisions of Section 3(c)(ii)(c) and (d) below:

(1)	upon any termination of the Executive’s employment hereunder on or prior to December 31, 2012, the Executive shall pay to Nielsen Holdings a lump sum cash payment equal to the Bonus Repayment Amount with respect to 100% of the 2010 Signing Bonus, subject to the provisions of Section 3(c)(ii)(c);

(2)	upon any termination of the Executive’s employment hereunder after December 31, 2012 and on or prior to December 31, 2013, the Executive shall pay to Nielsen Holdings a lump sum cash payment equal to the Bonus Repayment Amount with respect to the sum of (I) $2,000,000 plus (II) the product of (x) $2,000,000 and (y) the Applicable Percentage; or

(3)	upon any termination of the Executive’s employment hereunder after December 31, 2013 and on or prior to December 31, 2014, the Executive shall pay to Nielsen Holdings a lump sum cash payment equal to the Bonus Repayment Amount with respect to the product of (x) $2,000,000 and (y) the Applicable Percentage;

(4)	The repayment under (1), (2) or (3) above, as the case may be, shall be made within thirty (30) days of the termination.

c.	In addition to the amounts due under Section 3(c)(ii)(b) above, if Executive actually receives a refund from the applicable governmental taxing authority (including a credit or deduction against other taxes due) as a result of any repayment under Section 3(c)(ii)(b), Executive shall promptly pay the amount of said refund credit or deduction to Nielsen Holdings (subject to repayment of it back to the Executive in the event that said refund, credit or deduction is ultimately denied by the applicable taxes authority).

d.	In the event that as a result of any termination of the Executive’s employment prior to December 31, 2014, the Executive is entitled to any payments under Section 4 of this Agreement that are not nonqualified deferred compensation under Internal Revenue Code Section 409A, in the event that Executive does not timely repay any amount due under Section 3(c)(ii), such payments shall be reduced by any unpaid repayment amount due to Nielsen Holdings by the Executive under Section 3(c)(ii) as follows: (i) any lump sum payment shall be reduced (but not below zero) by any such amount and (ii) any installment payments shall be withheld by the Company and shall not be paid at any time (beginning with the first installment payment otherwise due) through the date that the sum of all such installments are equal to the amount then due to Nielsen Holdings by the Executive under Section 3(c)(ii).

(d)	Equity Participation; Amendment to 2006 Equity Plan Options; Amendment to Management Stockholders Agreement.

(i)	The Executive shall be entitled to participate in the 2010 Equity Plan to the extent and on such terms as may be determined by the Compensation Committee.

(ii)	In addition to the foregoing, all agreements between Nielsen Holdings and the Executive pursuant to which the Executive was granted options to purchase shares of Common Stock granted to the Executive under the 2006 Stock Acquisition and Option Plan for Key Employees of Valcon Acquisition Holding B.V. and its subsidiaries (as amended and restated) (the “2006 Equity Plan”) that are outstanding as of the date of this Agreement (“2006 Options”) are hereby amended to provide that upon any termination of employment of or by the Executive (other than for Cause or due to the Executive’s death or Disability), then vested 2006 Options shall continue to be exercisable until the termination date provided for in the applicable award agreement for such 2006 Options, but in no event earlier than the later of ninety (90) days after the date of such termination of employment, or the original expiration of such 2006 Option on the tenth anniversary of the applicable grant date.

(iii)	The Management Stockholder’s Agreement is hereby amended as set forth on Appendix A attached to this Agreement.

(e)	SERP.

(i)	In respect of the Executive’s accrued benefits under the Prior SERP, the Executive is entitled to receive a supplemental retirement benefit from the Company (the “Company SERP”). The Company SERP provides a benefit in an amount equal to (as of August 22, 2006) $14,500,000, together with interest accruing from December 31, 2006, at the rate of 5.05% per annum, less the actuarial equivalent (determined on the same basis as the foregoing $14,500,000 amount) with regard to any amount that the Executive receives or is entitled to receive in the future pursuant to the Prior SERP. Subject to Section 12, the Executive’s benefit accrued under the Company SERP shall be paid in a cash lump sum on the earlier to occur of January 1, 2012, or the Executive’s termination of employment hereunder. The Executive will be fully vested at all times in his benefits accrued under the Company SERP.

(ii)	Commencing on January 1, 2012, the Company shall accrue for the benefit of the Executive an additional supplemental retirement benefit at the rate of $1,000,000 per year (the “Additional SERP”). Subject to Section 12, the Executive’s Additional SERP shall be paid in a cash lump sum on the earlier to occur of January 1, 2015, or any termination of Executive’s employment hereunder that occurs on or after January 1, 2012. The Executive will be fully vested at all times in his benefits under the Additional SERP.

(f)	Benefits. During the Term, the Executive (and his eligible dependents) shall be entitled to participate in employee benefit plans, programs, practices and arrangements of the Company (including, without limitation, retirement, health insurance, sick leave and other benefits) consistent with the terms thereof, as in effect from time to time.

(g)	Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the Company’s vacation policies applicable to senior executives of the Company, but in no event less than five (5) weeks per year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(h)	Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s expense reimbursement policy and in accordance with Section 12(e), which policy shall provide for travel and entertainment at a level commensurate with the Executive’s position.

4.	Termination

The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)	Circumstances.

(i)	Death. The Executive’s employment hereunder shall terminate upon his death.

(ii)	Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment, in which case the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after the receipt of such notice by the Executive; provided that prior to the effective date of such termination, the Executive shall not have returned to full-time performance of his duties; provided, further, that until such termination, the Executive shall continue to receive his full compensation and benefits. Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity Executive incurs an earlier “separation from service” within the meaning of Section 409A, the Executive shall on such date automatically be terminated from employment as a Disability termination.

(iii)	Termination for Cause. The Company may terminate the Executive’s employment for Cause.

(iv)	Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v)	Resignation for Good Reason. The Executive may resign his employment for Good Reason. Notwithstanding anything else contained in this Agreement to the contrary, the Company hereby acknowledges and agrees that if the Company enters into a definitive agreement that contemplates a Going Private CIC, then the Executive shall have the right to provide a Notice of Termination, pursuant to Section 4(b) below, on or prior to the closing of such Going Private CIC, that he is resigning for “Good Reason” hereunder; provided, that the effective date of such resignation of employment may only be the earliest to occur of (A) the date that is six (6) months following the closing date of such Going Private CIC; (B) the date that a new Chief Executive Officer of the Company (or its parent or successor entity, as applicable) immediately after the Going Private CIC commences employment with such entity; (C) such date as another Good Reason event has occurred and has not been cured within the ten (10) day cure period, including but not limited to an event under Section 1(aa)(ii) that is not solely resulting from any member of the Company ceasing to have any publicly traded equity securities and (D) such other date as the board of directors of the Company (or its parent or successor entity, as applicable) may agree in writing.

(vi)	Resignation without Good Reason. The Executive may resign his employment without Good Reason upon not less than forty-five (45) days advance written notice to the Board.

(b)	Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to Section 4(a)(i) (Death)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, if submitted by the Executive, shall be at least forty-five (45) days in the case of a termination by the Executive without Good Reason, or fifteen (15) days in the case of a termination by the Executive for Good Reason, following the date of such notice (a “Notice of Termination”); provided, however, that the Company may, in its sole discretion, accelerate the Date of Termination to any date following the Company’s receipt of the Notice of Termination from the Executive by written notice to the Executive. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date within thirty (30) days thereafter elected by the Company in its sole discretion. The failure by the Executive or the Company to set forth in the Notice of Termination (which Notice of Termination asserts a bona fide, good faith claim of Cause or Good Reason, as the case may be) any fact or circumstance which contributes to a showing of unrelated Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting in good faith such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder; provided, however, that such fact or circumstance was unknown to the notifying party (which, in the case of the Company, shall mean the Board) at the time of the giving of such Notice of Termination.

For the avoidance of doubt, the parties acknowledge and agree that, unless otherwise agreed in writing by the parties hereto, the Executive’s employment with the Company will terminate on the date of the expiration of the Term without any notice from either party.

(c)

Company Obligations upon Termination (including due to death or Disability or expiration of the Term). Upon any termination of the Executive’s employment (including due to the Executive’s death, Disability or upon the expiration of the Term), the Company shall: (i) pay (within the sixty (60) day period after termination) to the Executive (or the Executive’s estate, as applicable) any amount of the Executive’s Annual Base Salary earned through the Date of Termination but not theretofore paid; (ii) promptly reimburse (in no event later than the period set forth in Section 12(e)) to the Executive (or the Executive’s estate, as applicable) any expenses owed to the Executive under Section 3(h); (iii) pay (within the sixty (60) day period after termination) to the Executive (or the Executive’s estate, as applicable), any accrued vacation pay owed to the Executive pursuant to Section 3(g); (iv) pay any accrued and unpaid Annual Bonus for the immediately preceding year (except upon a termination of the Executive’s employment by the Company for Cause or by the Executive without Good Reason) to the Executive (or the Executive’s estate, as applicable) when it would otherwise have been paid if the Executive continued employment; (v) provide the portion of the Signing Bonus owed to the Executive pursuant to Section 3(c)(i)c when it would otherwise have been paid, if applicable, if the Executive continued employment to the Executive (or the Executive’s estate, as applicable); (vi) shall pay within the sixty (60) day period after termination to the Executive (or the Executive’s estate, as applicable) the Company SERP benefit owed to the Executive pursuant to Section 3(e)(i) or the Additional SERP benefit owed to the Executive pursuant to Section 3(e)(ii), as applicable (or, to the extent applicable, in accordance with any deferred election applying to such bonus); (vii) pay to the Executive (or the Executive’s estate, as applicable) any amount arising from the Executive’s participation in, or benefits under any employee benefit plans, programs or arrangements under Section 3(f), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements including, where applicable, any death and disability benefits; and (viii) shall pay or provide any other payments, continued benefits or rights specifically provided pursuant to written agreement with the Company to continue following the Executive’s termination of employment, in accordance with the terms of Sections 10, 12, and 14.

5.	Severance Payments. Subject in all events to the provisions of Section 3(c)(ii)(f) above:

(a)	If the Executive’s employment shall be terminated by the Company without Cause pursuant to Section 4(a)(iv), or by the Executive’s resignation for Good Reason pursuant to Section 4(a)(v), the Company shall provide the Executive with the following payments and benefits, subject to Section 12; provided, however, that payments and benefits provided pursuant to this Agreement shall be contingent upon the Executive’s execution and expiration of the revocation period without revocation, within sixty (60) days following the effective Date of Termination, of a general waiver and release of claims by the Executive against the Company and its affiliates substantially in the form attached hereto as Exhibit B, and such amounts shall be paid or commence to be paid (unless due later pursuant to Section 12(b)) on the sixtieth (60th) day following the Date of Termination (with a lump sum payment of any installments due prior to such date paid as part of the initial payment):

(i)	a payment equal to the Benefit Amount; provided, however, that such severance payment shall be in lieu of notice or any other benefits to which the Executive might otherwise be entitled. The payment shall be paid in equal installments over the Severance Period, in accordance with the normal payroll practices of the Company;

(ii)	the Annual Bonus for the year in which such termination occurs (based on the Company’s performance in relation to the applicable performance targets, as determined in good faith by the Compensation Committee), multiplied by the Pro-Rate Factor (as applicable to the Executive’s employment with the Company) and paid at such time as the Annual Bonus would otherwise have been paid;

(iii)	a monthly amount equal to the applicable COBRA premiums for the Executive and dependents including medical, dental and prescription drug coverage for the Executive and dependents for the period from the Date of Termination until the earlier of (i) the end of the Severance Period or (ii) the date on which the Executive becomes eligible to receive comparable benefits from a subsequent employer (the “Covered Period”); provided, however, that if there are any delayed payment requirements for the first sixty (60) days or six (6) months after the Date of Termination, the amounts for such period shall be payable in lump sum immediately after the end of the delay; and

(b)	Upon a termination of the Executive’s employment pursuant to Section 4(a)(i) the Executive’s estate will receive payment of the Benefit Amount, paid in a lump sum within thirty (30) days after the date of such event. The Company may, at its election and at its own expense, obtain insurance to pay such Benefit Amount. In addition to the foregoing, Executive’s estate will be entitled to the payments described in Sections 5(a)(ii) and (iii).

(c)	Upon a termination of the Executive’s employment pursuant to Section 4(a)(ii), the Executive will receive payment of the Benefit Amount, paid in equal installments over a period of twenty-four (24) months beginning on the date of the Disability, furnished to the Executive pursuant to a Disability salary continuation benefit program to be maintained by the Company. In addition to the foregoing, Executive will be entitled to the payments described in Sections 5(a)(ii) and (iii).

6.	Non-Competition; Non-Solicitation; No-Hire

(a)	The Executive shall not, at any time during the Term or during the two-year period following the Date of Termination (the “Restricted Period”):

(i)

Directly or indirectly engage in, have any equity interest in, or manage or operate (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) any of the entities (which term “entity” shall for purposes of this Section 6 include any subsidiaries, parent entities or other Affiliates thereof (measured on the date of the Executive’s commencement of activities for such entities), or any successor thereto with regard to all or substantially all of the entity’s assets) set forth in a letter delivered to the Executive within thirty (30) days of the date of the Original Agreement (August 22, 2006) (each, a “Competitive Entity”), which original Competitive Entity must satisfy the fifteen (15) percent threshold described below (but as applied to the Group); provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in any such entity provided the stock or other equity interest acquired is not more than five (5) percent of the outstanding interest in such entity; provided, further, that, at any time prior to delivery of Notice of Termination by either party hereto, the Company shall have the discretion, acting reasonably and in good faith, to add additional Competitive Entities up to a total of ten (10), including those previously on the list, or to substitute another entity for any of the Competitive Entities; provided, further, that such addition or substitution is made prior to the giving of a Notice of Termination. Notwithstanding the foregoing, if the Company acquires any business in another business line (each, a “New Business”), then the Company shall have the discretion, acting reasonably and in good faith, to add up to five (5) competitors of the New Business to the foregoing list of the Competitive Entities, in excess of the applicable numerical limit, so long as each such added competitor derives at least fifteen (15) percent of its consolidated revenues and profits from business units that are competitive with the New Business based on the consolidated revenues and profits in the fiscal year immediately prior to the year such entity is added as a Competitive Entity; provided, further, that (x) at the time of any such acquisition, the Company shall examine the entire list of Competitive Entities and, in good faith, remove any which it reasonably believes should no longer be considered Competitive Entities, (y) the Company shall promptly remove any Competitive Entities in the event of the subsequent sale of the business of the Company with respect to which such Competitive Entity competes, and (z) in no event shall the number of Competitive Entities be more than seventeen (17).

(ii)

Directly or indirectly solicit or hire, on his own behalf or on behalf of any other person or entity, the services of any individual who, at the time of the Executive’s termination of employment hereunder, is (or, at any time during the previous twelve (12) months, was) a management-level employee or executive officer of the Company or, other than in the good faith performance of his duties with the Company, solicit or induce any of the Company’s then employees to terminate employment with the Company; provided that the foregoing shall not be violated if an entity with which the Executive is then associated solicits or hires any such prohibited person (other than any such person that is set forth on a list containing no more than fifty (50) individuals, to be provided by the Company to the Executive within thirty (30) days of his termination of employment hereunder), so long as the Executive does not, with knowledge of such person’s relationship with the Company, direct or approve and is not otherwise involved in such solicitation or hire of the specific person (as opposed to filling the position). The restrictions in this Section 6(a)(ii) shall not apply to (A) general solicitations that are not specifically directed to employees of the Company or any affiliate, or (B) serving as a reference at the request of an employee. There shall be no violation of this Section 6(a)(ii) that may serve as a basis for Cause or a forfeiture event, unless there is an actual hire and the failure of such person hired to return to the Company’s employ (or other cure, if possible) within ten (10) days of the Executive’s receipt of written notice from the Company; or

(iii)	Other than in the good faith performance of his duties with the Company, directly or indirectly, on his own behalf or on behalf of any other person or entity, recruit or otherwise solicit or induce any customer, subscriber or supplier of the Company at the time of the Executive’s termination of employment hereunder (or, at any time during the previous twelve (12) months) to terminate its arrangements with the Company, otherwise adversely change its relationship with the Company, or establish any relationship with the Executive or any of his affiliates for any business purpose competitive with the business of the Company; provided that the foregoing shall not be violated (A) by actions of the Executive taken on behalf of an entity with which the Executive is then associated and which is a customer, subscriber or supplier of the Company, to the extent that such actions are taken in connection with such customer, subscriber or supplier relationship, and (B) if an entity with which the Executive is then associated solicits or induces any such prohibited person, so long as the Executive does not, with knowledge of such person’s relationship with the Company, direct or approve and is not otherwise involved in such solicitation or inducement of the specific transaction (as opposed to transactions in general). The restrictions in this Section 6(a)(iii) shall not apply to general advertisements that are not specifically directed to customers or suppliers of the Company or any affiliate. There shall be no violation of this Section 6(a)(iii) that may serve as a basis for Cause or a forfeiture event, unless there is an actual termination, or an adverse change in the relationship, by a customer, subscriber or supplier of the Company and a failure by the Executive to cure within ten (10) days of receipt of written notice from the Company.

(b)	In the event that the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(c)	As used in this Section 6, the term “Company” shall only include Nielsen Holdings and its Affiliates.

(d)	The provisions contained in Section 6(a) may be altered and/or waived with the prior written consent of the Board or the Compensation Committee.

7.	Nondisclosure of Proprietary Information

(a)	Except as deemed desirable by the Executive in the good faith performance of the Executive’s duties hereunder or pursuant to Section 7(c), the Executive shall, during the Term and in perpetuity after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. The Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not generally known within the relevant trade or industry or in the public domain (other than by means of the Executive’s improper direct or indirect disclosure of such Proprietary Information) or is available, or becomes available to the Executive on a non-confidential basis, but only if the Executive has a reasonable good faith belief that such information is public, and such information is continued to be maintained as Proprietary Information by the Company. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein may be important, material and may affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)	Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes. Notwithstanding the foregoing, the Executive may retain documents relating to his personal compensation and entitlements and his personal rolodex.

(c)	The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the prompt written notice thereof, shall, as much in advance of the return date as reasonably possible, make available to the Company and its counsel the documents and other information sought, and shall reasonably assist, at the Company’s expense, such counsel in resisting or otherwise responding to such process.

(d)	As used in this Section 7, the term “Company” shall include Nielsen Holdings and each of its Affiliates.

8.	Non-Disparagement

(a)	Each of the parties hereto agrees that at no time during the Executive’s employment by the Company or at any time within two (2) years thereafter shall such party (and, in the case of the Company, its officers and the members of the Board and the Executive Board) make, or cause or assist any other person to make, with intent to damage, any public statement or other public communication which impugns or attacks, or is otherwise critical of, the reputation, business or character of the other party.

(b)	Notwithstanding the foregoing, nothing in this Section 8 shall prevent the Company, the Executive or any other person from (i) responding to incorrect, disparaging or derogatory public statements to the extent necessary to correct or refute such public statements, or (ii) making any truthful statement (A) to the extent necessary in connection with any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (B) to the extent required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information, (C) that is a normal comparative statement in the context of advertising, promotion or solicitation of customers, without reference to the Executive’s prior relationship with the Company, or (D) as the Executive deems reasonably desirable in the good faith performance of his duties with the Company.

9.	Cooperation

For the first six (6) months following the Date of Termination and any period during the Term, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, the Executive shall provide reasonable cooperation to the Company in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company or any of its Affiliates, which relates to events occurring during the Executive’s employment with the Company as to which the Executive may have relevant information (including, but not limited to, furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial). With respect to such cooperation occurring after the Date of Termination, the Company shall compensate the Executive at a reasonable per diem rate to be mutually agreed (other than with regard to actual testimony), as well as reimburse the Executive, on an after-tax basis, for expenses reasonably incurred in connection therewith provided that any such cooperation occurring after the termination of Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with the Executive’s business affairs. Notwithstanding the foregoing, the Executive shall not be required to cooperate with regard to any matter in respect of which he reasonably believes in good faith that his interests are adverse to those of the Company, provided, however, that if the Company demonstrates that the Executive will be indemnified pursuant to any indemnification agreement between Nielsen Holdings and the Executive, then the Executive shall nevertheless be required to cooperate as otherwise required by this provision. This provision shall survive any termination of this Agreement.

10.	Parachute Payments and Excise Taxes

Notwithstanding anything herein to the contrary, in the event that (a) the Executive is entitled to receive any payments or benefits, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “excess parachute payments” within the meaning of Section 280G of the Code, and (b) the net after-tax amount of the such payments, after the Executive has paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such payments and benefits otherwise due to the Executive in the aggregate, if such aggregate payments and benefits were reduced to an amount equal to 2.99 times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of the payments and benefits shall be reduced to an amount that will equal 2.99 times the Executive’s base amount. To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to the Executive (but no non-parachute payment amounts) shall be reduced in the following order: (i) payments and benefits due under Section 5 of this Agreement shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity fully valued (without regard to any discounts for present value) for purposes of the calculation to be made under Section 280G of the Code for purposes of this Section 10 (the “280G Calculation”) in reverse order of when payable; and (iii) payments and benefits due in respect of any options or stock appreciation rights with regard to Common Stock or equity securities valued under the 280G Calculation based on time of vesting shall be reduced in an order that is most beneficial to the Executive. The determinations to be made with respect to this Section 10 shall be made by a certified public accounting firm designated by the Company.

11.	Injunctive Relief

It is recognized and acknowledged by the Company and the Executive that a breach of the covenants contained in Sections 6, 7, and 8 may cause irreparable damage to the Company and its goodwill and, with respect to Section 8, the Executive, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Company and the Executive agree that in the event of a breach of any of the covenants contained in Sections 6, 7, and 8, in addition to any other remedy which may be available at law or in equity, the Company or the Executive, as applicable, will be entitled to specific performance and injunctive relief.

12.	Section 409A

(a)	Compliance With 409A. The parties hereby agree that the provisions of this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A and modifying it would avoid such additional tax, the Company shall, after consulting with the Executive, reform such provision to comply with or avoid application of Section 409A; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A.

(b)	Six-month Wait for Specified Employees. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and the Company is a public company, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (i) the expiration of the six (6) month period measured from the date of his “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A), or (ii) the date of his death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefore were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the Delay Period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion.

(c)	Indemnification. Solely with respect to the Equity, but, for the avoidance of doubt, excluding any other compensation or benefits provided by the Company to the Executive, whether under this Agreement or otherwise, the Company shall indemnify and hold harmless, on an after-tax basis, the Executive from and against any accelerated or additional tax (including interest and penalties with respect thereto) that may be imposed on the Executive by reason of Section 409A.

(d)	Termination as a Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of Sections 1, 3, 4, 5, 12 and any other provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service.

(e)	Payment Period for Reimbursements, In-Kind Benefits and Tax Gross-Up Payments. All reimbursements for costs and expenses pursuant to Sections 3(f) and 3(h) and any other applicable provision of this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(f)	Payments Within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the Date of Termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g)	Installments as Separate Payment. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

13.	Assignment and Successors

The provisions of this Agreement shall be binding on and shall inure to the benefit of any successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. This Agreement shall not be terminated solely by reason of the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm or entity; provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the rights and duties of the Company as contained in this Agreement, either contractually or as a matter of law; provided, further, that no assignment of this Agreement shall be permitted other than in such instance. However, all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs or representatives.

14.	Indemnification and Insurance; Legal Expenses

During the Term and for so long thereafter as liability exists with regard to the Executive’s activities during the Term on behalf of the Company, its Affiliates, or as a fiduciary of any benefit plan of any of them, the Company shall indemnify the Executive to the fullest extent permitted by applicable law (other than in connection with the Executive’s gross negligence or willful misconduct), and shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses). During the Term and thereafter while liability exists, the Executive shall be entitled to the protection of any insurance policies the Company shall elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its Affiliates or his serving or having served any other enterprise or benefit plan as a director, officer, fiduciary or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement); provided that the Executive shall, in all cases, be entitled to such Directors and Officers Insurance coverage no less favorable than that (if any) provided to any other present or former director or officer of the Company.

15.	Governing Law

This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of New York, without reference to the principles of conflicts of law of New York or any other jurisdiction, and where applicable, the laws of the United States. Subject to Section 23, any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of New York County, New York or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, the Company and the Executive accept the jurisdiction of said courts, agree to service of process by registered or certified mail, and irrevocably agree to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consent to jurisdiction shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

16.	Validity

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.	Notices

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows (or to any other address as any party shall have specified by notice in writing to the other party):

(a)	If to the Company:

Nielsen Holdings B.V.

Diemerhof 2

1112 XL Diemen

The Netherlands

Fax.: +31 20 398 8777

Attn: Chairman of the Board

and

TNC (US) Holdings, Inc.

770 Broadway

New York, New York 10002

Fax: 203-563-2876

Attn: Chief Legal Officer

with a copy to:

Simpson Thacher & Bartlett, LLP

425 Lexington Avenue

New York, New York 10017-3954

Fax: (212) 455-2502

Attn: Andrea K. Wahlquist

(b)	If to the Executive, to the address last shown on the records of the Company.

18.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

19.	Entire Agreement

The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein (collectively, the “Related Agreements”) are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including without limitation any term sheet or similar agreement entered into between the Company and the Executive). The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements.

20.	Amendments; Waivers

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer or director of the Company which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer or director of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

21.	No Inconsistent Actions

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

22.	Construction

This Agreement shall be deemed drafted equally by the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

23.	Arbitration

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that the Company or the Executive shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 6, 7, or 8 of the Agreement, as applicable, and the Company and the Executive hereby consent that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (a) lawyers engaged full-time in the practice of law, as in-house counsel or as a professor of law; and (b) on the AAA register of arbitrators shall be selected as an arbitrator. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. In the event that an action is brought to enforce the provisions of this Agreement pursuant to this Section 23, (x) if the arbitrator determines that the Executive is the prevailing party in such action, the Company shall be required to pay the reasonable attorney’s fees and expenses of the Executive in connection with such arbitration, as well as the arbitrator’s full fees and expenses and (y) if the Company prevails in such action or if, in the opinion of the court or arbitrator deciding such action, there is no prevailing party, each party shall pay his or its own attorney’s fees and expenses and the arbitrator’s fees and expenses will be borne equally by the parties thereto. Payments hereunder shall be made within sixty (60) days after the arbitrator’s decision.

24.	No Mitigation; No Offset

The Executive shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement. The payments provided pursuant to this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination or otherwise. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

25.	Enforcement

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

26.	Withholding

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

27.	Employee Acknowledgement

The Company and the Executive acknowledge that they have read and understand this Agreement, are fully aware of its legal effect, have not acted in reliance upon any representations or promises made by the Company or the Executive other than those contained in writing herein, and have entered into this Agreement freely based on their own judgment.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Employment Agreement as of the date first written above.

NIELSEN HOLDINGS B.V.

By:	/s/ James Attwood
Name: James Attwood
Title: Managing Director

THE NIELSEN COMPANY B.V.

By:	/s/ James Attwood
Name: James Attwood
Title: Supervisory Director

TNC (US) HOLDINGS, INC. (FORMERLY VNU, INC.)

By:	/s/ James W. Cuminale
Name: James W. Cuminale
Title: Chief Legal Officer

EXECUTIVE

By:	/s/ David L. Calhoun
David L. Calhoun

Appendix A

Amendment to Management Stockholders Agreement

Exhibit A

Board and Committee Positions

Board of Medtronic, Inc.

Board of the Boeing Company

Board of NeuroFocus, Inc.

A-1

Exhibit B

Form of Release

David L. Calhoun (the “Executive”) agrees for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, discharge, and covenant not to sue Nielsen Holdings B.V., a Netherlands entity (the “Company”), the Company’s past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of their past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, in such capacities, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company, and the successors of the Company or any of the foregoing entities, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to                      (or, with respect to claims of disparagement, arising or occurring on or prior to the date this Release is executed), arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (a) the Executive’s employment with the Company or the termination thereof or (b) the Executive’s status at any time as a holder of any securities of the Company, and any and all claims arising under the law of the United States, any other country, or any state, or locality relating to employment, or securities, including, without limitation, claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, and similar statutes, ordinances, and regulations of the United States, any other country, or any state or locality; provided, however, notwithstanding anything to the contrary set forth herein, that this general release shall not extend to (x) amounts owed to or rights available for the Executive under Sections 3, 4 or 5 of that certain Second Amended and Restated Employment Agreement dated September 30, 2010, by and between the Company and the Executive (the “Employment Agreement”), and amounts or rights under any other agreement that by its terms provide for a payment or benefit to the Executive after termination of employment, and (y) benefit claims under employee pension benefit plans in which the Executive is a participant by virtue of his employment with the Company or to benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Release by the Executive. The Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA). The Executive understands and warrants that he has been given a period of twenty-one (21) days to review and consider this Release. The Executive is hereby advised to consult with an attorney prior to executing the Release. By his signature below, the Executive warrants that he has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of this Release. The Executive further warrants that he understands that he may use as much or all of his twenty-one (21)-day period as he wishes before signing, and warrants that he has done so.

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The Executive further warrants that he understands that he has seven (7) days after signing this Release to revoke the Release by notice in writing to the Chief Legal Officer of the Company. This Release shall be binding, effective, and enforceable upon both parties upon the expiration of this seven-day revocation period without the Chief Legal Officer having received such revocation, but not before such time.

Signed this 27th day of October, 2010.

/s/ David L. Calhoun

David L. Calhoun

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